MUTUAL PARTNERSHIP AGREEMENT

On this 20th day of March 2015, in the city of Yangon, Myanmar, TOA Holdings, Inc., a Delaware Corporation whose address is 1-1-36, Nishiawaji, Higashiyodogawa-ku, Osaka, 553-0031, entered into a mutual partnership agreement with Best Job Co., Ltd, a Myanmar Corporation, whose address is Room 41, 39th street, Kyauktada Township, Yangon, Myanmar.

TOA Holdings, Inc. is herein for the purposes of this agreement, and as approved by the Company’s President and CEO Hajime Abe, represented by Ryuich Yasue, the general manager of TOA Holdings, Inc.

Best Job Co. Ltd., is herein for the purposes of this agreement, and as approved by the Company’s CEO Myo Thant, represented by Ye Lin Aung, the managing director of Best Buy Co. Ltd.

Provisions of Agreement

TOA Holdings Inc. “TOA Holdings”, and Best Job Co. Ltd. “Best Job” both mutually agree to work together exclusively on future construction and other related projects. There is no certainty to the scope of exactly what these projects may be but at this current time, both parties intend to provide landscaping services, and services related to land development.

Both parties agree to working exclusively on all future projects pertaining to the above services until at such time, in writing both parties agree to the termination of the exclusivity of this agreement.

If in the event there is a project that one of the above parties intends to begin work on with another third party, which may be considered to be a construction or related project, the other party herein must be notified and must also provide approval in writing.

Potential Projects

- Development of land, construction of physical property

- Home, Garden, landscaping

- Opening of home and garden centers

-employee training centers

Duties

All expenses incurred in the above projects will be the responsibility of TOA Holdings, Inc. and will be paid in a timely manner.

Best Job Co. Ltd will be responsible for managing all projects and ensuring the project is completed in a proper and timely manner.

Allocation of Profits

The gross profits resulting from any of the above projects between the two parties shall be divided as follows:

TOA Holdings: 60%

Best Job 40%.

Terms of Agreement

This agreement will become valid at the execution of this agreement at such date and time. If both parties agree in writing to the termination of this agreement then this agreement will become null and void.

Agreement to Abide Law and Other Fixed Provisions

This mutual partnership agreement is governed by the existing laws of Myanmar. If agreed by both parties in writing, in the event of any violation of the terms of this agreement, mediation may be a potential course of action to come to a resolution.

Having read and understood the words particulars of above deed made deed and signed without deceived, persuaded and threatened in the presence of the following witness their own free will.

/s/ Ryuich Yasue

Ryuichi Yasue, General Manager

TOA Holdings, Inc.

/s/ Ye Lin Aung

Ye Lin Aung, Managing Director

Best Job Co. Ltd.